Exhibit 35.1

Annual Servicer Compliance Certificate
pursuant to
Section 3.10 of the Sale and Servicing Agreement
and
Item 1123 of Regulation AB

USAA AUTO OWNER TRUST 2006-3

The undersigned, a duly authorized officer of USAA Federal Savings Bank, as servicer (in such capacity, the “Servicer”) under the Sale and Servicing Agreement, dated as of August 1, 2006 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among USAA Auto Owner Trust 2006-3, USAA Acceptance, LLC and the Servicer, does hereby certify that:

1.

A review of the activities of the Servicer during the period from August 22, 2006 through December 31, 2006, and of its performance under the Sale and Servicing Agreement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Sale and Servicing Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 30th day of March, 2007.

/s/ FRITZ D. BOHNE

Name: Fritz D. Bohne
Title: Vice President, Senior Financial Officer